Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

RECITALS

WHEREAS, an employment agreement (the “Agreement”) was entered into as of January 1, 2022 by and between Arjan Haverhals (the “Executive”) and Milestone Scientific Inc. (the “Company” and together with the Executive, the “Parties”); and

WHEREAS, the Parties have agreed to amend the Agreement (this “Amendment”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties agree that the Agreement shall be amended as follows:

AMENDMENT

Section 1. Section 7(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Upon the termination of the Term and the Executive’s employment due to a Termination Other Than for Cause or a termination of the Executive’s employment by Executive for Good Reason, neither the Executive nor his beneficiary nor his estate shall have any rights or claims against the Company except the right to receive (i) the Accrued Benefits, (ii) any earned but unpaid Bonus Compensation from the prior fiscal year, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder, (iii) payment of any Bonus Compensation with respect to the then-current fiscal year based on actual performance and pro-rated based on the number of completed months the Executive was employed with the Company in such fiscal year through the date of termination or resignation, as applicable, payable in accordance with the Company’s standard payroll practices and on the date that such bonus would otherwise be payable hereunder, (iv) accelerated vesting in full of all unvested Bonus Options held by the Executive as of the date of termination and the unvested portion of any Bonus Compensation deferred pursuant to the terms hereof or the applicable plan and the Executive’s elections thereunder, if any, and (v) (A) continued payment for two (2) years (the “Severance Period”) of Executive’s Base Compensation, in accordance with the Company’s standard payroll practices and subject to applicable withholding taxes, (B) continued payment for six (6) months of the Car Payments, and (C) for a period of six (6) months, continued provision of the benefits with respect to health, vision and dental pursuant to and to the extent required by Section 5(c) herein ((iv) and (v), collectively, “Severance”).”

MISCELLANEOUS

Section 2. Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the forgoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement. Each reference in the Agreement to “this Agreement”, “the Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement as amended by this Amendment.

Section 3. This Amendment shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflict of laws principles.

Section 4. This Amendment may be executed in several counterparts and all such counterparts shall constitute one agreement, binding on the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Amendment to Employment Agreement on the dates indicated below.

Milestone Scientific Inc. By: /S/ Neal Goldman Name: Neal Goldman Title: Chairman of the Board	Executive /S/ Arkam Haverhals Arjan Haverhals

July 5, 2023 Date	July 5, 2023 Date

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